SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

CONTRACT ENDORSEMENT

This endorsement is part of the Contract to which it attaches and is effective as of March 19, 2012. It is part of, and subject to, the other terms and conditions of the Contract.  If the terms of this endorsement and the Contract conflict, this endorsement's provisions will control.

General
The following is added at the end of the second paragraph of the Contract provision titled “INDEX, Participation Rate, Floor and Cap, Term”:

The Floor will never be less than 0%.

Termination
This endorsement will terminate upon the date the Contract terminates.

/s/ Westley V. Thompson
Westley V. Thompson, President

11-VA-E-06

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

CERTIFICATE ENDORSEMENT

This endorsement is part of the Certificate to which it attaches and is effective as of March 19, 2012. It is part of, and subject to, the other terms and conditions of the Certificate.  If the terms of this endorsement and the Certificate conflict, this endorsement's provisions will control.

General
The following is added at the end of the second paragraph of the Certificate provision titled “INDEX, Participation Rate, Floor and Cap, Term”:

The Floor will never be less than 0%.

Termination
This endorsement will terminate upon the date the Certificate terminates.

/s/ Wesley V. Thompson
Westley V. Thompson, President

11-VA-E-07